CONTRATO DE PRESTAÇÃO DE SERVIÇOS DE GESTÃO DE CRÉDITO E SISTEMA DE FATURA DE ENERGIA ELÉTRICA ONLINE	AGREEMENT FOR THE PROVISION OF CREDIT MANAGEMENT SERVICES AND ONLINE ELECTRICITY INVOICE SYSTEM

Pelo presente instrumento particular e na melhor forma de direito, as partes abaixo indicadas, de um lado:	By this particular instrument and in the best form of law, the parts listed below, on the one hand:

CONSORCIO DE GERACAO COMPARTILHADA DE ENERGIA ELETRICA ENERGEA, sociedade empresária de responsabilidade limitada, inscrita no Cadastro Nacional de Pessoas Jurídicas do Ministério da Economia ("CNPJ") sob o n° 36.087.207/0001-70, com sede na R NUCLEO RURAL, SITIO BOA ESPERANCA SETOR B, ZONA RURAL, PEDRO TEIXEIRA, MINAS GERAIS - MG, 36.148-000, neste ato representada na forma de seu contrato social, por seus representantes legais abaixo assinado, doravante denominada simplesmente "Contratante";

CONSORCIO DE GERACAO COMPARTILHADA DE ENERGIA ELETRICA ENERGEA, legal entity of legal law legally constituted and registered in the National Registry of Legal Entities (CNPJ) under no. 36.087.207/0001-70, with headquarters at R NUCLEO RURAL, SITIO BOA ESPERANCA SETOR B, ZONA RURAL, PEDRO TEIXEIRA, MINAS GERAIS - MG, 36.148-000, in this act duly represented in the form of its Bylaws by its below signed representatives, herein represented in the form of its Articles of Association hereinafter referred to as "Contracting Party";

E de outro lado:	And on the other hand:

ENERGEA BRASIL OPERAÇÕES LTDA., sociedade limitada, regularmente registrada no CNPJ/ME sob o número 41.161.846/0001-90, com sede na Rua Barão de Jaguaripe, n° 280/501, na Cidade e Estado do Rio de Janeiro, CEP 22.421-000, neste ato representada na forma de seu Contrato Social, doravante denominada simplesmente "Contratada";

ENERGEA BRASIL OPERAÇÕES LTDA., a limited liability company, regularly registered in the CNPJ/ME under No. 41.161.846/0001-90, with address at Rua Barão de Jaguaripe, No. 280/501, in the city and State of Rio de Janeiro, CEP 22.421-000, herein represented in the form of its Articles of Association, hereinafter referred to as "Contractor";

Contratante e Contratada designadas, individualmente, como "Parte" e, conjuntamente, como "Partes".	Contracting Party and Contractor designated individually as "Party" and, together, as "Parties".

CONSIDERANDO QUE:	WHEREAS:

    I.       A Contratada desenvolveu um sistema de gestão de faturas de energia elétrica para projetos de geração distribuída ("Sistema") e possui experiência na gestão de diversos projetos de geração distribuída em diferentes distribuidoras;

    I.     The Contractor has developed an electricity invoice management system for distributed generation projects ("System") and has experience in managing several distributed generation projects with different distribution companies;

  II.       A Contratante possui uma usina de geração solar localizada em Iguatama/MG (o "Projeto") e tem interesse na disponibilização do Sistema desenvolvido pela Contratada e nos serviços relacionados a marketing e aquisição de clientes e de gestão junto a distribuidora e da compensação de energia para o Projeto;

   II.     The Contracting Party owns a solar photovoltaic generating plant, located at Iguatama/MG(the "Project") and is interested in the System developed by the Contractor and in the marketing, customer acquisition and management services with the distribution company and energy compensation for the Project;

AGORA, PORTANTO, em consideração às promessas e acordos mútuos estabelecidos abaixo, e outras considerações justas e valiosas, cujo recebimento e suficiência são reconhecidos por meio deste, as Partes, pretendendo estar legalmente vinculadas por meio deste, concordam em celebrar este Contrato de Prestação de Serviços de Gestão de Crédito e Sistema de Fatura de Energia Elétrica Online (o "Contrato"), neste dia [•] ("Data de Assinatura"), de acordo com as seguintes Cláusulas, termos e condições:
NOW THEREFORE, in consideration of the mutual promises and covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree to enter this Agreement for the Provision of Credit Management Services and Online Electricity Invoice System (the "Agreement"), on [•] (the "Execution Date") in accordance with the following Clauses, terms and conditions:

1. DEFINIÇÕES	1. DEFINITIONS

1.1 Sem prejuízo das outras definições feitas no presente instrumento, os termos abaixo, no plural ou no singular, no masculino ou no feminino, terão os seguintes significados, quando redigidos conforme indicados abaixo:

1.1 Without prejudice to other definitions made in this Agreement, the terms given below, in the plural or in the singular, in the masculine or feminine, shall have the following meanings, when written as indicated below:

(i)             Data Efetiva: Data de início da prestação de serviços pela Contratada à Contratante;

(ii)            Cliente: significa todos os membros do Consorcio de Geração Compartilhada de Energia Eletrica Energea;

(iii)           Distribuidora: significa a CEMIG;

(iv)           Data de Assinatura: [•];

(v)            Portal Energea: Sistema computacional controlado pela Contratada em ambiente de computação em nuvem ("Cloud computing") para gestão de fatura de energia elétrica;

(vi)           Preço ou Remuneração: é a quantia paga mensalmente pelo Contratante à Contratada pelo serviço ora contratado, que variará de acordo com a quantidade de Unidades Consumidoras cadastradas e ativas;

(vii)         Valor do Contrato: é o valor da remuneração contratual aplicável ao mês em que ocorreu o evento ensejador da aplicação da multa.

(viii)        Relatório de Serviço mensal: é um relatório contendo o detalhamento dos Serviços realizados no determinado mês.

(ix)           Custo do Serviço de Suporte: é um custo variável relacionado às atividades de suporte realizadas em determinado mês.

(i)             Effective Date: Date of initiation of the provision of services by the Contractor to the Contracting Party;

(ii)           Customer: means the members of the Consorcio de Geração Compartilhada de Energia Eletrica Energea;

(iii)          Distribution Company: means CEMIG;

(iv)          Execution Date: [•];

(v)           Portal Energea: Contracted computer system in cloud computing environment ("Cloud computing") for electricity invoice management;

(vi)          Price or Compensation is the amount paid monthly by the Contracting Party to the Contractor for the service contracted, which will vary according to the amount of registered and active Consumer Units;

(vii)         Contract Value: It is the contractual compensation amount applicable to the month in which the event triggering the imposition of the penalty occurred.

(viii)       Monthly Service Report is a report detailing the Services performed in a given month.

(ix)          Support Service Cost is a variable cost related to the actual customer service activity performed.

1.2 Interpretação. No presente Contrato, uma referência:	1.2 Interpretation. In this Agreement, a reference to:

(a) ao singular inclui o plural e vice-versa;	(a) the singular will include the plural and vice-versa;

(b) todas as referências ao masculino, ao feminino e ao gênero neutro incluem todos os outros;	(b) any references to the masculine, the feminine and the neutral gender will include each other;

(c) à expressão "esta Cláusula" será considerada, a menos que seja seguida por uma referência a uma disposição específica, como se referisse a toda a Seção (e não simplesmente àquele(a) subseção, parágrafo ou outra disposição) em que a expressão ocorra;	(c) the expression "this Section" will, unless followed by reference to a specific provision, be deemed to refer to the whole Section (not merely the sub section, paragraph or other provision) in which the expression occurs;

(d) aos títulos de Cláusulas, Anexos e partes e parágrafos de Anexos serve apenas para conveniência e não afeta a interpretação do presente Contrato;	(d) headings to Sections, Exhibits and parts and paragraphs of Exhibits are for convenience only and do not affect the interpretation of this Agreement;

(e) à expressão "por escrito" compreende qualquer comunicação feita por carta, e-mail ou fax;	(e) the expression "in writing" includes any communication made by letter, e-mail or fax;

(f) à expressão "inclui" e "inclusive/incluindo", bem como todas as suas variantes, serão interpretadas apenas como por meio de ilustração ou ênfase e não serão interpretadas como, tampouco terão sentido como se limitassem a generalidade de qualquer um dos termos anteriores;	(f) the expression "include" and "including" will be construed as being by way of illustration or emphasis only and will not be construed as, nor will they take effect as, limiting the generality of any preceding words;

(g) à expressão "dias" no presente Contrato refere-se aos dias de um calendário de 12 (doze) meses nos Estados Unidos;	(g) the expression "days" in this Agreement is to days of a 12 (twelve) month United States calendar;

(h) à expressão "Pessoa" inclui uma referência a qualquer indivíduo, firma, empresa, corporação ou outro órgão corporativo, autoridade governamental ou qualquer iniciativa conjunta, associação ou parceria, conselho de trabalhadores ou órgão representativo de funcionários (independente se tem ou não uma personalidade jurídica distinta) e também inclui uma referência aos sucessores e cessionários permitidos dessa pessoa;	(h) the expression "Person" includes a reference to any individual, firm, company, corporation or other body corporate, governmental authority or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality) and also includes a reference to that person's successors and permitted assigns;

(i) à expressão "Parte" inclui uma referência aos sucessores e cessionários permitidos dessa Parte;	(i) the expression "Party" includes a reference to that Party's successors and permitted assigns;

(j) à Cláusula, introdução, preâmbulo ou anexo, salvo indicado expressamente de outra forma, serve como referência a uma seção, à introdução, ao preâmbulo ou ao anexo do presente Contrato;	(j) a Section, preamble, recitals or schedule, unless expressly stated otherwise, is a reference to a section, to the preamble, to the recitals of or schedule to this Agreement;

(k) a qualquer estatuto ou regulamentação é conforme eventualmente alterada e complementada (e a qualquer disposição sucessora), salvo se o contexto requerer de outra forma. Qualquer referência a qualquer estatuto federal, estadual, municipal ou estrangeiro ou a qualquer lei que se aplique também será considerada como se referisse a todas as regras e regulamentações promulgadas em seus termos, salvo exigência em contrário pelo contexto.	(k) any statute or regulation are to it as amended and supplemented from time to time (and, to any successor provisions), unless the context shall otherwise require. Any reference to any federal, state, local or foreign statute or applicable law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

2. OBJETO	2. PURPOSE

2.1 O objeto deste Contrato é descrever os termos e condições sob os quais a Contratada realizará serviços de marketing e aquisição de clientes e disponibilizará o sistema de Gestão de Faturas de Energia Elétrica Online ("Sistema") à Contratante .

2.1 The purpose of this Agreement is to describe the terms and conditions under which Contractor shall provide marketing and customer acquisition services and make available the online electric energy invoice management system ("System") to the Contracting Party .

2.2 Os Serviços incluem:

(1) Serviços relacionados a marketing e aquisição de clientes, direta ou indiretamente ("Serviços de Marketing e Aquisição"), se aplicável.

(2) Serviços relacionados a gestão de créditos ("Serviços de Gestão de Crédito" e, em conjunto com os Serviços de Marketing e Aquisição, os "Serviços"), incluindo:

a.       Sistema e mecanismo de download e leitura de dados das faturas de energia;

b.       Plataforma WEB para gestão de projetos de geração distribuída;

c.       Emissão de relatório mensal com base nos dados disponibilizados;

d.       Integração com Sistemas de gestão de pagamentos por boletos ou faturas para emissão mensal, quando aplicável;

e.       Suporte aos clientes dos consórcios em diferentes níveis de atendimento e controlado por sistema de chamados;

f.        Gerenciamento dos consórcios perante a distribuidora, quando aplicável;

g.       Gestão de compensação de energia e interface junto a distribuidora;

h.       Otimização dos créditos de energia vigentes;

i.        Suporte regulatório e tributário nos aspectos referentes ao faturamento de geração distribuída;

j.        Cálculo e controle dos valores devidos para pagamento;

k.       Verificação e confirmação de faturamento do Projeto e emissão de relatórios mensais para o Cliente e a Contratante; e

l.        Suporte técnico da plataforma.

2.2 The Services shall include:

(1) Services related to marketing and customer acquisition, directly or indirectly ("Marketing and Acquisition Services"), if applicable.

(2) Services related to the management of credits ("Credit Management Services" and, together with the Marketing and Acquisition Services, the "Services"), including:

a.           System and mechanism for downloading and reading data from energy invoices;

b.          WEB platform for distributed generation project management;

c.           Issuance of a monthly report based on the data made available;

d.          Integration with payment management systems for monthly billing issuance, when applicable;

e.          Support to clients of consortiums in different service levels, when applicable;

f.            Management of consortiums with the distribution company, when applicable;

g.           Energy compensation management and interface with the distribution company;

h.          Optimization of current energy credits;

i.            Regulatory and tax support in aspects related to distributed generation billing;

j.            Calculation and control of the amounts due for payment;

k.           Billing verification and confirmation in relation to the Project and issuance of monthly reports for the Customer and Contracting Party; and

l.            Technical support for the platform.

2.3 É do conhecimento da Contratante que a prestação dos Serviços pela Contratada, com o padrão de qualidade adequado, dependerá do atendimento, por parte da Contratante, dos requisitos e configurações mínimas capazes de proporcionar o recebimento adequado do Serviço fornecido, incluindo: dados gerais e informações de geração do Projeto e suas interrupções, programações de manutenção, informações técnicas, informações sobre alterações na representação junto ao Cliente, discussões comerciais ou contratuais com o Cliente, disponibilização de faturas ou acesso aos sites das Distribuidoras pelo Cliente.

2.3 The Parties agree that the provision of the Services by the Contractor, with the appropriate quality standard, will depend on the Contracting Party providing the necessary information and configurations, including: Project data and generation information and its interruptions, maintenance schedules, technical information, information regarding changes in the representation with the Customer, commercial or contractual discussions with the Customer, invoices and access to the Distribution Company's website.

3. PRAZO DE VIGÊNCIA	3. TERM

3.1 Este Contrato será válido e vigorará a partir da Data de Assinatura e permanecerá válido por um período de 20 (vinte) anos, contados da Data Efetiva ("Prazo").	3.1 This Agreement shall be valid and in force as of the Execution Date and shall remain as such for a period of twenty (20) years, counted from Effective Date ("Term").

4. OBRIGAÇÕES DAS PARTES	4. PARTIES' OBLIGATIONS

4.1 Obrigações da Contratada. Sem prejuízo do cumprimento das demais obrigações previstas neste Contrato, a Contratada obriga-se a:	4.1 Contractor's Obligations. Without prejudice to the other obligations provided in this Agreement, the Contractor undertakes to:

i. Cumprir integralmente as obrigações previstas no(s) contrato(s) com o Cliente;	i. Fully comply with the obligations established in the contract(s) with the Customer;

ii. Prestar os Serviços de acordo com os termos e condições acordados com a Contratante e refletidos no presente Contrato;	ii. Provide the Services in accordance with the terms and conditions agreed with the Contracting Party and reflected in this Agreement;

iii. informar a Contratante, até o dia útil subsequente à data do evento, de qualquer situação que possa impactar a execução dos Serviços, como exemplo, situações de ordem operacional, legal, regulatória, administrativa ou mesmo a ocorrência de mudança de controle da Contratada, que de alguma forma possa comprometer a boa execução do Contrato ou implique em conflito de interesses com o Contratante;

iii. inform Contracting Party, up to the business day following the date of the event, of any situation that may impact the execution of the Services, for example, operational, legal, regulatory, administrative situations or even the occurrence of a change of control by Contractor, that in any way may compromise the proper performance of the Contract or imply a conflict of interest with the Contracting Party;

iv. Implementar os padrões de gráficos e relatórios desejados pelo Contratante no 1° (primeiro) mês de prestação de Serviços;	iv. Implement the charting patterns and reports requested by the Contracting Party in the 1st (first) month of Service provision;

v. Para todas as unidades consumidoras desejadas, incluir os dados históricos de faturas de energia disponíveis online nos Sites das respectivas distribuidoras;	v. For all desired consumer units, include historical data from energy invoices available online on the Sites of their distribution companies;

vi. Enviar mensalmente relatório da central geradora com clientes adquiridos, valores devidos de faturamento e ações realizadas no mês ("Relatório de Serviço Mensal");	vi. Send monthly report of the generating plant with customers acquired, billing amounts due and actions carried out in the month ("Monthly Service Report");

vii. Relacionamento junto à distribuidora de energia para verificação do faturamento de geração distribuída;	vii. Relationship with the distribution company to verify distributed generation billing;

viii. Garantir disponibilidade mínima de 95% do servidor do Portal Energea.	viii. Ensure minimum availability of 95% of the Server of the Energea Portal.

4.2 Sem prejuízo das demais disposições previstas neste Contrato, o Contratante obriga-se a:	4.2 Without prejudice to the other provisions provided for in this Agreement, the Contracting Party undertakes to:

I.      fornecer à Contratada os dados, documentos e informações que se façam necessários à boa execução do objeto deste Contrato;

i.          provide the Contractor with the data, documents and information that is necessary for the proper performance of the subject matter of this Agreement;

II. conceder o acesso ao Portal Energea apenas ao seu pessoal ou aos seus subcontratados, desde que tenham por contrato autorização para acesso e visualização dos dados;	ii. grant access to the Portal Energea only to its staff or subcontractors, provided that they have a contractual authorization to access and view the data;

III. encaminhar à Contratada de imediato, quaisquer documentos ou informações que forem alteradas ou que possam interferir nos resultados do objeto deste Contrato;	iii. forward to the Contractor immediately, any documents or information that is amended or that may interfere with the results of the subject matter of this Agreement;

5. SEGURANÇA DA INFORMAÇÃO, SIGILO E CONFIDENCIALIDADE	5. INFORMATION SECURITY AND CONFIDENTIALITY

5.1 A Contratada se obriga a cumprir todas as normas e padrões corporativos relacionados à segurança da informação do Contratante, respondendo por si e/ou por sua equipe de trabalho, perante o Contratante e/ou terceiros, por todos os danos decorrentes do uso indevido das informações disponibilizadas pelo Contratante, por força deste Contrato.

5.1 The Contractor undertakes to comply with all corporate standards related to the security of the Contracting Party information, accounting for himself and/or his work team, before the Contracting Party and/or third parties, for all damages arising from the misuse of the information provided by the Contracting Party, pursuant to this Agreement.

5.2 A Contratada permitirá que o Contratante, ou empresa por ele indicada, faça avaliações dos controles de segurança da informação implementados pela Contratada, comprometendo-se a acatar as recomendações e implementações solicitadas pelo Contratante, no que se refere à segurança da informação.

5.2 The Contractor will allow the Contracting Party, or a company indicated by it, to make evaluations of the information security controls implemented by the Contractor, committing to comply with the recommendations and implementations requested by the Contracting Party, with regard to information security.

5.3 Para os fins deste Contrato, Informação Confidencial significa toda e qualquer informação que não seja pública, qualquer que seja a sua natureza, esteja ou não marcada como "confidencial", pertencente a qualquer das Partes, aos seus fornecedores ou Contratantes, ou relacionada de qualquer forma com tal Parte, seus negócios, atividades, produtos, serviços, fornecedores ou Contratantes, divulgada e/ou tornada acessível à outra Parte, seja oralmente, por escrito, eletronicamente, digitalmente, visualmente, ou de qualquer outra forma, antes ou depois da Data de Assinatura. Informação Confidencial não inclui a informação que (i) já for conhecida ou obtida de forma independente pela Parte receptora anteriormente à sua divulgação; (ii) tiver se tornado parte do domínio público de modo outro que não pela violação desta Cláusula pela Parte receptora; e (iii) tiver sido legitimamente obtida pela Parte receptora através de outra pessoa ou entidade que não possua obrigação de confidencialidade em relação à Parte divulgadora.

5.3 For the purposes of this Agreement, Confidential Information means any and all information other than public, whatever its nature, is or is not marked as "confidential", belonging to any of the Parties, to its suppliers or Contracting Party, or related in any way to such Party, its business, activities, products, services, suppliers or Contracting Party, disclosed and/or made accessible to the other Party, whether orally, in writing, electronically, visually, or in any other way, before or after the Subscription Date. Confidential Information does not include information that (i) is already known to or obtained independently by the receiving Party prior to its disclosure; (ii) has become part of the public domain in a way other than by the violation of this Clause by the receiving Party; and (iii) has been legitimately obtained by the receiving Party through another person or entity which has no obligation of confidentiality in relation to the disclosing Party.

5.4 A Parte receptora compromete-se a manter a confidencialidade de todas as Informações Confidenciais, não publicar nem divulgar tais informações para terceiros e não as usar para qualquer propósito que não seja o cumprimento deste Contrato.

5.4 The receiving Party undertakes to maintain the confidentiality of all Confidential Information, not to publish or disclose such information to third parties and not use it for any purpose other than compliance with this Agreement.

5.5 A Parte divulgadora poderá solicitar a qualquer tempo, por escrito, a imediata restituição ou destruição de Informações Confidenciais que tenha revelado em decorrência deste Contrato e quaisquer respectivas fotocópias, reproduções ou outras cópias. Mediante tal solicitação por escrito ou quando do término deste Contrato, a Parte receptora deverá devolver à Parte divulgadora ou destruir quaisquer Informações Confidenciais e quaisquer respectivas cópias, fotocópias ou reproduções. Caso sejam destruídas, a Parte receptora deverá certificar à Parte divulgadora que houve a destruição, mediante entrega de um certificado assinado por seu representante legal devidamente autorizado.

5.5 The Disclosing Party may request at any time in writing for the immediate refund or destruction of Confidential Information which it has disclosed as a result of this Agreement and any of its photocopies, reproductions or other copies. Upon such written request or at the end of this Agreement, the receiving Party shall return to the Disclosing Party or destroy any Confidential Information and any copies, photocopies or reproductions. If destroyed, the receiving Party shall certify to the Disclosing Party that there was destruction by delivering a certificate signed by its duly authorized legal representative.

5.6 A Parte Receptora deve tornar a Informação Confidencial acessível apenas para os seus Representantes que necessitem do conhecimento de tais dados para fins deste Contrato. A divulgação deve ocorrer apenas dentro do estritamente necessário e ser precedida de comunicação, dirigida a cada Representante, acerca da natureza confidencial da Informação, assim como por compromisso prestado por cada Representante no sentido de manter a Informação em estrita confidencialidade, sob os mesmos termos e condições estipulados nesta Cláusula 5. Em todo caso, a Parte Receptora será responsável por qualquer violação à obrigação de confidencialidade pelos seus Representantes e deverá tomar as medidas apropriadas para impedir o uso ou divulgação da Informação Confidencial de modo não autorizado.

5.6 The Receiving Party shall make confidential information accessible only to its Representatives who need the knowledge of such data for the purposes of this Agreement. Disclosure shall take place only within the strictly necessary and be preceded by communication, addressed to each Representative, about the confidential nature of the Information, as well as by commitment made by each Representative to maintain the Information in strict confidentiality, under the same terms and conditions stipulated in this Clause 5. In any event, the Receiving Party shall be liable for any breach of the obligation of confidentiality by its Representatives and shall take appropriate measures to prevent the use or disclosure of confidential information in an unauthorized manner.

5.7 Se a Parte Receptora for obrigada por lei ou ordem emitida por juízo ou outra autoridade competente a divulgar qualquer Informação Confidencial, deverá comunicar imediatamente à Parte Divulgadora para que essa última possa tomar as medidas apropriadas para evitar a divulgação. De todo modo, a Parte Receptora deverá divulgar a Informação Confidencial nos limites estritamente necessários para o cumprimento da referida lei ou ordem.

5.7 If the Receiving Party is obliged by law or order issued by court or other competent authority to disclose any Confidential Information, it shall immediately notify the Disclosing Party so that the Latter can take appropriate measures to avoid disclosure. In any event, the Receiving Party shall disclose confidential information within the limits strictly necessary for compliance with such law or order.

5.8 As obrigações estipuladas nessa Cláusula permanecerão em vigor pelo prazo de 2 (dois) anos após o término, por qualquer motivo, deste Contrato.	5.8 The obligations stipulated in this Clause shall remain in force for a period of two (2) years after the termination of this Agreement for any reason.

5.9 As obrigações previstas nesta Cláusula são adicionais e sem prejuízo de quaisquer outros acordos de confidencialidade celebrados entre as Partes. Em caso de conflito, as disposições que sejam mais favoráveis à Parte divulgadora deverão prevalecer.

5.9 The obligations provided for in this Clause are additional and without prejudice to any other confidentiality agreements entered into between the Parties. In the event of a conflict, provisions which are more favourable to the Disclosing Party shall prevail.

6. SOFTWARES E DIREITOS AUTORAIS	6. SOFTWARE AND COPYRIGHT

6.1 Todos os materiais, softwares, marcas, códigos, tecnologias, nomes e programas utilizados pela Contratada (com exceção dos softwares expressamente identificados como de domínio público) são protegidos por direitos autorais, sendo de propriedade da Contratada ou de terceiros independentes, parceiros da Contratada. O presente Contrato não gera direitos de propriedade e/ou aquisição sob os itens listados acima, pelo Contratante, nem qualquer outro direito sobre estes conteúdos, sendo certo que qualquer violação a esses direitos pelo Contratante ou por terceiro será de responsabilidade do Contratante, implicando a adoção das medidas legais aplicáveis e na imediata rescisão do presente contrato.

6.1 All materials, software, trademarks, codes, technologies, names and programs used by the Contractor (with the exception of software expressly identified as in the public domain) are protected by copyright, being the property of the Contractor or independent third parties, partners of the Contractor. This Agreement does not generate rights of ownership and/or acquisition under the items listed above by the Contracting Party or any other right to these contents, and it is certain that any violation of those rights by the Contracting Party or by a third party shall be the responsibility of the Contracting Party, implying the adoption of applicable legal measures and in the immediate termination of this agreement.

6.2 A Contratante, na forma da lei civil e penal brasileira, respeitará os direitos autorais dos softwares, hardwares, marcas, tecnologias, nomes, programas, serviços, sistemas, e tudo o mais que, porventura, venha a ter acesso através do serviço ora contratado, respondendo diretamente perante os titulares dos direitos ora referidos pelas perdas, danos, lucros cessantes, e tudo o mais que porventura lhes venha a causar, em razão do uso indevido ou ilegal daqueles direitos;

6.2 The Contracting Party, in the form of Brazilian civil and criminal law, will respect the copyright of the software, hardware, trademarks, technologies, names, programs, services, systems, and everything that may cause them, due to the misuse or illegal use of those rights;

7. SEGURANÇA E PROTEÇÃO DOS DADOS	7. DATA PROTECTION

7.1 A Contratada declara e garante o cumprimento da Lei Geral de Proteção de Dados Pessoais, Lei n° 13.709/2018.	7.1 The Contractor declares and guarantees compliance with the General Law for the Protection of Personal Data, Law No. 13,709/2018.

7.2 Os dados da Contratante serão utilizados, ou de outro modo tratados, apenas para prestar à Contratante o serviço online, incluindo os casos cujos fins são compatíveis com a prestação desses serviços. A Contratada não utilizará, nem de outro modo tratará, os dados da Contratante nem as informações derivadas dos mesmos para qualquer publicidade ou outros fins comerciais semelhantes. Tal como entre as partes, o contratante detém todos os direitos, títulos e interesses nos e para os dados da contratante. A Contratada não adquire direitos sobre os dados da contratante, para além dos direitos concedidos pelo contratante à Contratada para fornecer o serviço online à contratante. Este parágrafo não afeta os direitos da Contratada sobre o software ou serviços licenciados pela Contratada à Contratante.	7.2 The Contracting Party data will be used, or otherwise processed, only to provide the Contracting Party with the online service, including cases whose purposes are compatible with the provision of those services. The Contractor shall not otherwise use the Contracting Party data, or the information derived from it for any advertising or other similar commercial purposes. As between the parties, the Contractor holds all rights, titles and interests in us and for the Contracting Party data. The Contractor does not acquire rights to the Contracting Party data, in addition to the rights granted by the Contracting Party to the Contractor to provide the online service to the Contracting Party. This paragraph does not affect the Rights of the Contractor to the software or services licensed by the Contractor to the Contracting Party.

7.3 A Contratada não divulgará os Dados da Contratante fora da Contratada nem das respetivas subsidiárias e afiliadas controladas, exceto (1) se o Contratante o indicar, ou (2) se a lei assim o exigir.	7.3 The Contractor shall not disclose the Contracting Party Data outside the Contractor or its subsidiaries, except (1) if the Contracting Party indicates it, or (2) if the law so requires.

7.4 A menos que seja exigido por lei, os Dados da Contratante ou os Dados Pessoais não serão divulgados pela Contratada. Se a Contratada for contactada por agências de aplicação da lei que pretendam obter os Dados da Contratante ou os Dados Pessoais, a Contratada tentará redirecioná-las para solicitarem esses dados diretamente junto da Contratante. Se for obrigada a divulgar os Dados da Contratante ou os Dados Pessoais a agências de aplicação da lei, a Contratada deverá notificar imediatamente o Contratante e fornecer uma cópia da exigência, a menos que esteja legalmente proibida de o fazer.	7.4 Unless required by law, the Contracting Party Data or Personal Data will not be disclosed by the Contractor. If the Contractor is contacted by law enforcement agencies wishing to obtain the Contracting Party Data or Personal Data, the Contractor will attempt to redirect them to request this data directly from the Contracting Party. If you are required to disclose the Contracting Party Data or Personal Data to law enforcement agencies, the Contractor shall immediately notify the Contracting Party and provide a copy of the requirement unless it is legally prohibited from doing so.

7.5 A Contratada não fornecerá a quaisquer entidades de terceiros: (a) acesso direto, indireto, ilimitado ou sem restrições aos Dados da Contratante ou Dados Pessoais; (b) as chaves de encriptação da plataforma utilizadas para proteger os Dados da Contratante ou os Dados Pessoais, ou a capacidade de violar essa encriptação; ou (c) o acesso aos Dados da Contratante ou Dados Pessoais, caso a Contratada tenha conhecimento de que os dados vão ser utilizados para outros fins que não os descritos no pedido de terceiros.	7.5 The Contractor will not provide any third party entities: (a) direct, indirect, unlimited or unrestricted access to the Contracting Party Data or Personal Data; (b) the encryption keys of the platform used to protect the Contracting Party Data or Personal Data, or the ability to violate such encryption; or (c) access to the Contracting Party Data or Personal Data, if the Contractor is aware that the data will be used for purposes other than those described in the request of third parties.

7.6 No âmbito do disposto supra, a Contratada poderá fornecer as informações de contato básicas da Contratante a terceiros.	7.6 According to the above provisions, the Contractor may provide the Contracting Party basic contact information to third parties.

7.7 A duração do tratamento de dados estará limitada à duração do direito da Contratante a utilizar o Serviço Online e até todos os Dados Pessoais serem eliminados ou devolvidos em conformidade com as instruções da Contratante;	7.7 The duration of data processing will be limited to the duration of the Contracting Party right to use the Online Service and until all Personal Data is deleted or returned in accordance with the Instructions OF the Contracting Party;

7.8 A natureza e a finalidade do tratamento de dados serão a disponibilização do Serviço Online que decorra do contrato de licenciamento em volume da Contratante, e que, salvo disposição em contrário na lei, os dados pessoais não serão retidos, utilizados, vendidos ou divulgados para qualquer outro fim;	7.8 The nature and purpose of the processing of data will be the provision of the Online Service arising from the Contracting Party volume licensing agreement, and which, unless otherwise provided by law, personal data will not be retained, used, sold or disclosed for any other purpose;

7.9 A Contratada implementará e manterá as medidas técnicas e organizacionais adequadas à proteção dos Dados da Contratante e dos Dados Pessoais. Estas medidas serão estabelecidas numa Política de Segurança da Contratada. A Contratada disponibilizará essa política à Contratante, a par de descrições dos controles de segurança implementados para o Serviço Online, bem como outras informações justificadamente solicitadas pelo Contratante relativamente às práticas e políticas de segurança da Contratada.

7.9 The Contractor will implement and maintain the appropriate technical and organizational measures for the protection of the Contracting Party Data and Personal Data. These measures will be established in the Contractor's Security Policy. The Contractor shall make this policy available to the Contracting Party, along with descriptions of the security controls and services implemented for the Online Service, as well as other information justifiably requested by the Contracting Party regarding the employee's security practices and policies.

7.10 É da exclusiva responsabilidade da Contratante indicar de forma independente se as medidas técnicas e organizacionais para um Serviço Online cumprem os requisitos da Contratante, incluindo quaisquer obrigações em matéria de segurança ao abrigo da Lei Geral de Proteção de Dados ou outras leis e regulamentos de proteção de dados aplicáveis. O Contratante reconhece e concorda que (tendo em conta as técnicas mais avançadas, os custos de aplicação e a natureza, o âmbito, o contexto e as finalidades do tratamento dos respectivos Dados Pessoais, bem como os riscos para os indivíduos) as práticas e políticas de segurança implementadas e mantidas pela Contratada proporcionam um nível de segurança adequado ao risco relativo aos respetivos Dados Pessoais. É da inteira responsabilidade da Contratante a implementação e manutenção das proteções da privacidade e medidas de segurança em componentes que o Contratante fornece ou controla (tais como dispositivos inscritos com a Contratada ou numa máquina virtual ou aplicação de servidor utilizado pela Contratante).	7.10 It is the sole responsibility of the Contracting Party to independently indicate whether the technical and organizational measures for an Online Service comply with the requirements of the Contracting Party, including any security obligations under the General Data Protection Act or other applicable data protection laws and regulations. The Contracting Party acknowledges and agrees that (taking into account the most advanced techniques, application costs and the nature, scope, context and purposes of the processing of the requirements of personal data, as well as the risks to individuals) the security practices and policies implemented and maintained by the Contractor provide an adequate level of security to the risk relating to their Personal Data. It is the Contracting Party entire responsibility to implement and maintain privacy protections and security measures on components that the Contracting Party provides or controls (such as devices registered with the Contractor or on a virtual machine or server application used by the Contracting Party).

7.11 Se a Contratada tomar conhecimento de uma violação de segurança que resulte na destruição, perda, alteração, divulgação não autorizada ou acesso acidental ou ilícito aos Dados da Contratante ou aos Dados Pessoais durante o respetivo tratamento pela Contratada (individualmente, um "Incidente de Segurança"), a Contratada irá de imediato e sem demora injustificada (1) notificar o Contratante do Incidente de Segurança; (2) investigar o Incidente de Segurança e fornecer à Contratante informações detalhadas sobre o Incidente de Segurança; (3) tomar as medidas razoáveis para mitigar os efeitos e para minimizar quaisquer danos resultantes do Incidente de Segurança.	7.11 If the Contractor becomes aware of a security breach resulting in the destruction, loss, alteration, unauthorized disclosure or accidental or unlawful access to the Contracting Party Data or personal data during its processing by the Contractor (individually, a "Security Incident"), the Contractor will immediately and without undue delay (1) notify the Contracting Party of the Security Incident; (2) investigate the Security Incident and provide the Contracting Party with detailed information on the Security Incident; (3) take reasonable steps to mitigate the effects and to minimize any damage resulting from the Safety Incident.

7.12 O Contratante deverá notificar a Contratada imediatamente de qualquer possível utilização indevida das suas contas ou credenciais de autenticação ou de qualquer incidente de segurança relativo a um Serviço Online.	7.12 The Contracting Party shall immediately notify the Contractor of any possible misuse of his accounts or authentication credentials or any security incident stemming from an Online Service.

7.13 Para os Serviços Online, a Contratada armazenará os Dados da Contratante ativos e inativos em determinadas áreas geográficas principais de acordo com o servidor contratado, devendo sempre ser comunicada mudança de localização e liberar total acesso aos dados;	7.13 For the Online Services, the Contractor will store the Active and Inactive Contracting Party data in certain key geographic areas according to the contracted server, and must always be communicated location change and release full access to the data;

7.14 Durante o Prazo deste Contrato, o Contratante terá sempre a capacidade de acesso, extração e eliminação dos Dados da Contratante armazenados em cada Serviço Online.	7.14 During the Term of this Agreement, the Contracting Party will always have the ability to access, extract and delete the Contracting Party Data stored on each Online Service.

7.15 A Contratada irá conservar os Dados da Contratante que permanecem armazenados nos Serviços Online pelos prazos estabelecidos na Lei Geral de Proteção de Dados, mesmo após o término deste Contrato.	7.15 The Contractor will retain the Contracting Party Data that remains stored in the Online Services for the time set forth in the general data protection act, even if after the termination of this Agreement.

8. PREÇO E CONDIÇÕES DE PAGAMENTO	8. PRICE AND PAYMENT CONDITIONS

8.1.         Em contrapartida aos Serviços prestados pela Contratada nos termos do presente Contrato, o Contratante concorda em pagar mensalmente o valor de R$ [•], e ainda um percentual de performance equivalente a [•]% da receita mensal efetivamente coletada e referente ao Projeto, pela Contratante ("Preço").

8.1.         In return for the and Services provided by the Contractor pursuant to this Agreement, the Contracting Party agrees to pay the monthly amount of BRL [•], and a performance percentage equivalent to [•]% of the monthly revenue actually collected and related to the Project, by the Contracting Party ("Price").

8.2. O Preço a ser pagos pela Contratante serão reajustados anualmente pelo Índice IGP-M, tendo como base a Data Efetiva.	8.2. The Price to be paid by the Contracting Party will be adjusted annually by the IGP-M Index, based on the Effective Date.

8.3.         As Partes concordam que o Preço já contempla todos os tributos e demais encargos a ele inerentes, não havendo, portanto, incidências tributárias e demais encargos similares a serem pagos pelo Contratante. Todas as responsabilidades decorrentes de quaisquer tributos, existentes ou que venham a ser alterados ou criados, correrão por conta exclusiva da Contratada. As Partes efetuarão a retenção e o recolhimento dos tributos que, de acordo com a legislação em vigor, sejam a elas atribuídas à responsabilidade por tal tarefa.

8.3.         The Parties agree that the Price already include all taxes and other charges inherent to it, and there are therefore no tax implications and other similar charges to be paid by the Contracting Party. All liabilities arising from any taxes, existing or that may be changed or created, will be borne by the exclusive account of the Contractor. The Parties shall withhold and collect taxes which, in accordance with the legislation in force, are attributed to them to the responsibility for such a task.

8.4. A Contratada emitirá nota fiscal/fatura relativa aos Serviços mensalmente e enviará à Contratante após a apresentação do relatório de Serviços.	8.4. The Contractor will issue invoice for the Services monthly and send to the Contracting Party after the presentation of the Service report.

8.5.1 O atraso ou apresentação de forma irregular da fatura pela Contratada, não importará no pagamento, pelo Contratante, de qualquer acréscimo, variação ou correção do Preço.	8.5.1 The delay or presentation irregularly of the invoice by the Contractor shall not result in the payment, by the Contracting Party, of any additional amount, variation or correction of the Price.

8.5.         O pagamento da Remuneração será efetuado em até 10 (dez) dias úteis, a contar da emissão da nota fiscal/fatura, por meio de TED - Transferência Eletrônica Disponível em conta bancária pertencente à Contratada.
8.5. The payment of the Price will be made within 10 (ten) business days, from the issuance of the invoice, through TED - Electronic Transfer Available in bank account belonging to the Contractor.

8.6.         A Contratada tem a faculdade de cobrar do Contratante, em caso de atraso por culpa exclusiva deste, multa correspondente a 2% (dois por cento) e juros de mora de 2% (dois por cento) ao mês, calculados sobre a totalidade do débito vencido e não pago.

8.6.         The Contractor has the option to charge the Contracting Party in case of delay due to exclusive fault of the Contracting Party, fine corresponding to 2% (two percent) and late interest of 2% (two percent) per month, calculated on the total debt due and unpaid.

9. RESCISÃO	9. TERMINATION

9.1. As Partes poderão rescindir esse Contrato, de pleno direito, caso ocorram quaisquer dos seguintes eventos:	9.1. The Parties may terminate this Agreement in full right if any of the following events occur:

a) decurso do Prazo de vigência sem que haja renovação do Prazo;	a) expiration of the Term without renewal;

b)     no caso de qualquer das Partes sofrer liquidação, dissolução voluntária ou compulsória, tornar-se insolvente ou falida, requerer ou for objeto de qualquer tipo de concurso de credores ou recuperação judicial;

b)     in the event that either Party is liquidated, voluntarily or compulsory dissolved, becomes insolvent or bankrupt, requires or is the subject of any type of creditors' tenderers or judicial recovery;

c) ajuizamento de uma Parte a outra de qualquer ação, execução ou medida judicial, de qualquer natureza, que possa afetar os direitos e obrigações deste Contrato;	c) filing of any action, enforcement or judicial action of any nature that may affect the rights and obligations of this Agreement;

d)     caso qualquer das Partes venha a praticar qualquer ato lesivo à administração pública, nos termos deste Contrato e da Lei n° 12.846, de 1° de agosto de 2013, em qualquer um dos seus aspectos, ou se qualquer das Partes tiver motivos para acreditar que tal ato lesivo tenha sido ou tem sido realizado. A rescisão imediata com base nesse item não exime a Parte infratora da obrigação de reparar integralmente eventual dano causado e da aplicação da multa compensatória prevista neste Contrato.

d)     if either Party is to engage in any act that is harmful to the public administration under this Agreement and Law No. 12,846 of 1 August 2013in any of its aspects, or if either Party has reason to believe that such a harmful act has been or has been carried out. Immediate termination on the basis of that item does not exempt the infringing Party from the obligation to fully repair any damage caused and the application of the compensatory fine provided for in this Agreement.

9.2. A Contratada poderá rescindir esse Contrato caso ocorram quaisquer dos seguintes eventos:	9.2. The Contractor may terminate this Agreement if any of the following events occur:

a) atraso no pagamento pela Contratante superior a 60 (sessenta) dias contados a partir do vencimento do débito;	a) late payment by the Contracting Party with more than 60 (sixty) days counted from the maturity of the debit;

b) constatação de práticas pela Contratante expressamente vedadas.	b) discovery of practices by the Contracting Party expressly prohibited.

9.2.1 Em caso de extinção do Contrato com base nas alíneas "a" e "b" da cláusula 9.2 acima, fica resguardado à Contratada o direito de aplicar as multas descritas na Cláusula 9.3.1, além das indenizações previstas neste Contrato, se aplicáveis.

9.2.1 In the event of termination of the Agreement on the basis of paragraphs "a" and "b" of clause 9.2 above, the Contractor has right to apply the fines described in Clause 9.3.1, in addition to the indemnifications specified in this Agreement, if applicable.

9.3. As duas Partes poderão, ainda, rescindir o presente Contrato, sem causa, mediante prévia notificação, por escrito, à outra Parta, com pelo menos 6 (seis) meses de antecedência.	9.3. Both Parties may also terminate this Agreement, without cause, by prior notice, in writing, to the other Party, with at least six (6) months in advance.

9.3.1 Se a rescisão ocorrer, a Parta que solicitar a rescisão deverá realizar o pagamento equivalente a 6 (seis) meses do último valor pago ou valor previsto de faturamento no mês da rescisão, o que for maior.

9.3.1 If the termination occurs the Party that requests the termination must make a payment equivalent to 6 (six) months of the last amount paid or expected amount of billing in the month of termination, whichever is greater.

9.4.         Em qualquer uma das hipóteses de rescisão previstas neste Contrato, a Contratada se compromete a devolver ao Contratante, no prazo acordado entre as Partes, todos os documentos físicos e/ou digitais que estiverem sob a sua posse ou destruí-los de forma segura e ecologicamente correta, conforme acordado com o Contratante.

9.4.         In any event of termination provided for in this Agreement, the Contractor undertakes to return to the Contracting Party within the agreed time limit between the Parties all physical and/or digital documents that are under their possession or destroy them safely, as agreed with the Contracting Party.

10. DISPOSIÇÕES GERAIS	10. GENERAL PROVISIONS

10.1.      A Contratante não tem poderes para supervisionar, dar instruções ou de outro modo regulamentar as operações da Contratada ou de seus empregados ou subcontratadas. ficando, no entanto, resguardado à Contratante o direito de somente permitir o ingresso de funcionários da Contratada ou de terceiros quando estes estiverem devidamente credenciados e identificados, o que deverá ocorrer exclusivamente por parte da Contratada.

10.1.     The Contracting Party has no powers to supervise, give instructions or otherwise regulate the operations of the Contractor or its employees or subcontractors. However, the Contracting Party has the right to only allow the Contractor's employees or third parties to enter when they are duly accredited and identified, which shall occur exclusively by the Contractor.

10.2.      As obrigações mútuas ora ajustadas suspender-se-ão quando, na execução do presente Contrato, ocorrerem circunstâncias alheias ao controle, à ação e à vontade das Partes, causadas por motivos de força maior ou caso fortuito, conforme previsto no Art. 393 do Código Civil Brasileiro e desde que sua ocorrência seja alegada e comprovada em 72 (setenta e duas) horas.

10.2.     The mutual obligations adjusted hereafter shall be suspended when, in the performance of this Agreement, circumstances are unrelated to the control, action and will of the Parties, caused by reasons of force majeure or fortuitous case, as provided for in Art. 393 of the Brazilian Civil Code and provided that its occurrence is alleged and proven in 72 (seventy-two) hours.

10.3.      As Partes se obrigam a comunicar eventuais mudanças de endereços de recebimento das correspondências, sob pena de considerarem-se devidamente entregues aquelas enviadas aos endereços constantes no preâmbulo deste Contrato.

10.3.     The Parties undertake to report any changes in the addresses of receipt of the correspondence, otherwise those sent to the addresses contained in the preamble to this Agreement are duly deemed to be delivered.

10.4.      Exceto conforme autorizado neste Contrato, nenhum termo ou condição ora estipulado deve ser interpretado de forma a pretender-se criar entre as Partes qualquer relação de "joint venture", relação de parceria, sociedade em conta de participação, representação comercial, mandato, responsabilidade solidária, sendo cada uma única, integral e exclusivamente responsável por seus atos e obrigações e pelo cumprimento da respectiva legislação aplicável a sua atividade e aos Serviços.

10.4.     Except as authorized in this Agreement, no term or condition stipulated herein shall be construed in such a way as to intend to create between the Parties any joint venture relationship, partnership relationship, company in participation account, representation commercial, mandate, joint responsibility, each being solely, fully and exclusively responsible for its acts and obligations and compliance with their applicable legislation to its activity and to the Services.

10.5. A tolerância das Partes não implica em renúncia, perdão, novação ou alteração do pactuado neste instrumento.	10.5. The tolerance of the Parties does not imply the waiver, forgiveness, renovation or amendment of the agreed-on in this instrument.

10.6. Este Contrato não poderá ser alterado de nenhuma forma exceto mediante termo aditivo assinado pelas Partes.	10.6. This Agreement may not be amended in any way except by an additive term signed by the Parties.

10.7.      Caso qualquer disposição contida neste Contrato seja posteriormente considerada nula, ilícita ou inexequível, a exequibilidade das disposições remanescentes não ficará afetada ou prejudicada. A disposição considerada nula, ilícita ou inexequível será, conforme o disposto em lei, substituída por outra, válida, lícita e/ou exequível, que produzirá efeitos do modo mais próximo possível da disposição que substituir.

10.7.     If any provision contained in this Agreement is subsequently deemed void, unlawful or unenforceable, the enforceability of the remaining provisions shall not be affected or impaired. The provision considered null, unlawful or unenforceable shall, as provided by law, replaced by another, valid, lawful and/or enforceable, which will take effect as closely as possible as possible to the provision it replaces.

10.8.      A Contratada não poderá utilizar ou permitir o uso por sua equipe de trabalho e/ou subcontratadas, de qualquer sinal distintivo da Contratante, a exemplo de suas marcas, nomes de domínios, nomes empresariais ou qualquer direito de propriedade intelectual, sem autorização prévia e escrita da Contratante.

10.8.     The Contractor may not use or allow use by its work team and/or subcontractors, of any distinctive sign of the Contracting Party, such as its trademarks, domain names, business names or any intellectual property right, without prior written authorization from the Contracting Party.

10.9.      Exceto conforme estabelecido nesta Cláusula, nenhuma das Partes poderá, nem terá poderes para, ceder este Contrato sem o consentimento prévio por escrito da outra Parte, ficando excetuado o direito do Contratante de ceder seus direitos e obrigações nos termos deste Contrato a qualquer das empresas pertencentes a seu conglomerado econômico, sejam atuais ou futuras.

10.9.     Except as set forth in this Clause, neither Party may nor shall you have the power to assign this Agreement without the prior written consent of the other Party, except for the right of the Contracting Party to assign its rights and obligations under this Agreement to any of the undertakings belonging to its economic conglomerate, whether current or future.

10.10.   Durante a negociação e a execução deste contrato, nenhuma das partes ofereceu ou poderá oferecer, dar ou se comprometer a dar a quem quer que seja, ou aceitar ou se comprometer a aceitar de quem quer que seja, tanto por conta própria quanto através de outrem, qualquer pagamento, doação, compensação, vantagens financeiras ou não financeiras ou benefícios de qualquer espécie que constituam prática ilegal ou de corrupção sob as leis de qualquer país, especialmente sob a Lei Federal n° 12.846/13, seja de forma direta ou indireta quanto ao objeto deste contrato, ou de outra forma que não relacionada a este contrato, devendo garantir, ainda, que seus prepostos e colaboradores ajam da mesma forma. O descumprimento dessa cláusula por quaisquer das partes será considerada como hipótese de resolução do contrato, sem prejuízo da aplicação da cláusula de indenização.

10.10.   During the negotiation and execution of this contract, neither party has offered or may offer, give or commit to giving anyone, or accept or undertake to accept from anyone, either on their own and through others, any payment, donation, compensation, financial or non-financial advantages or benefits of any kind that constitute illegal practice or corruption under the laws of any country, especially under Federal Law No. 12,846/13, either directly or indirectly subject matter of this contract, or otherwise not related to this contract, and must also ensure that its prepositions and employees act in the same way. Failure to comply with this clause by any of the parties shall be considered as a possibility of resolving the contract, without prejudice to the application of the indemnification clause.

10.11. O presente Contrato e as disputas que dele derivarem serão regidas pelas leis da República Federativa do Brasil.	10.11. This Contract and the disputes that derive from it will be governed by the laws of the Federative Republic of Brazil.

10.12.   No caso de qualquer reivindicação ou controvérsia decorrente do presente Contrato, a ele relacionado ou resultante de sua violação, as Partes envidarão seus melhores esforços para solucionar a questão de forma amigável.

10.12.   In the event of any claim or controversy arising out of this Agreement, related to it or resulting from its breach, the Parties shall make their best efforts to resolve the matter in a friendly manner.

10.13.   As Partes elegem o foro de São Paulo, Estado de São Paulo, como único competente para dirimir quaisquer questões oriundas do presente Contrato, com a exclusão de qualquer outro, por mais privilegiado que seja

10.13. The Parties shall elect the forum of São Paulo, State São Paulo, as the sole competent to resolve any issues arising from this Agreement, excluding any other, however privileged that it is

E, ESTANDO ASSIM JUSTAS E Contratadas, celebram as Partes o presente Contrato em 2 (duas) vias de igual teor e forma, tudo para um só efeito, na presença das testemunhas abaixo assinadas e identificadas.

And, THUS JUST AND CONTRACTED, the Parties enter into this Agreement in 2 (two) copies of equal content and form, all for one purpose, in the presence of the witnesses signed and identified below.

Rio de Janeiro, [•] de dezembro de 2023.	Rio de Janeiro, December [•], 2023.

[Signature Page]